Exhibit 99.1

FOR IMMEDIATE RELEASE

Royal Caribbean Group reports on 2020 results and provides business update

MIAMI – February 22, 2021 – Royal Caribbean Group (NYSE: RCL) today reported financial results for the fiscal year of 2020 and commented on the business considering the global COVID-19 pandemic.

“The COVID-19 pandemic is having a painful and profound impact on our world and our business; unquestionably, this crisis is the most difficult in the Company’s history. But we have been impressed and grateful for the resourcefulness and agility of our team in responding to these unprecedented challenges. More importantly, we remain confident about the ability of our Company to recover and return to the positive trajectory we were on previously,” said Richard D. Fain, Chairman and CEO. “We are encouraged to see the sharp decline in cases and the growing availability of vaccines. We can’t wait to get back to the business of showing people the world and making great memories.”

Full Year 2020 results:
As part of the global containment effort resulting from the COVID-19 pandemic, the Company implemented a voluntary suspension of its cruise operations beginning March 13, 2020, which has been extended for most ships through at least April 30, 2021.

For the full year, the Company reported US GAAP Net Loss of $(5.8) billion or $(27.05) per share compared to US GAAP Net Income of $1.9 billion or $8.95 per share in the prior year. The Company also reported Adjusted Net Loss of $(3.9) billion or $(18.31) per share for full year 2020 compared to Adjusted Net Income of $2.0 billion or $9.54 per share in the prior year.

Fourth Quarter 2020 results:
US GAAP Net Loss for the fourth quarter was $(1.4) billion or $(6.09) per share and Adjusted Net Loss was $(1.1) billion or $(5.02) per share. Last year, US GAAP Net Income was $273.1 million or $1.30 per share, and Adjusted Net Income was $297.4 million or $1.42 per share for the fourth quarter.

The Net Loss and Adjusted Net Loss for the fourth quarter and full year of 2020 are the result of the impact of the COVID-19 pandemic on the business.

“These results reflect the staggering impact that the pandemic brought to our Company and the whole industry during 2020,” said

Jason T. Liberty, executive vice president and CFO. “I want to thank all our teams who have risen to the occasion, managing through the toughest year in Royal Caribbean’s history.”

Health & Safety Protocols, Business Update
The Company continues to work and collaborate with the Healthy Sail Panel, epidemiologists, health authorities and various governments around the globe to ensure a healthy and safe return to cruising for guests, crew and the communities visited. While the situation remains highly fluid, knowledge of the virus and how it spreads continues to improve.

The Company has already begun some limited operations. For example, in December, Quantum of the Seas started operating out of Singapore. In addition, our TUI Cruises affiliate has had three vessels operating in the Canary Islands since November. “Guests are sharing very positive reviews and we are also seeing a higher proportion of first-time cruisers than expected. We believe that these cruises, even before the availability of vaccines, are helping us learn and demonstrate to others how we can operate successfully under the current COVID-19 environment,” noted Mr. Fain.

The Company also continues to prepare and develop its plan to meet the Framework for Conditional Sailing Order issued by the U.S. Centers for Disease Control and Prevention (CDC) for US sailings. While the framework represents an important step to return to service, many uncertainties remain as to the specifics, timing, and cost of implementing its requirements. Overall, and due to the challenges posed by the pandemic, the Company expects to re-start its global cruise operation in a phased manner with the initial cruises having reduced guest occupancy, modified itineraries and enhanced health and safety protocols.

On January 29, 2021, the Company announced it had entered into a definitive agreement to sell its Azamara brand in an all-cash transaction for $201 million. The deal includes Azamara’s three-ship fleet and associated intellectual property.

Update on Liquidity Actions and Ongoing Uses of Cash
Since the suspension of its global cruise operation, the Company has taken aggressive actions to enhance its liquidity through significant cost and capital reductions, cash preservation measures and by obtaining additional financing. During 2020, the Company raised approximately $9.3 billion of new capital through a combination of bond issuances, common stock public offerings and other loan facilities.

Given the current environment, the Company continues to work to bolster its liquidity, so it is well positioned for recovery. Among its latest efforts, the Company highlighted the following:

•Completed a $1.0 billion “at-the-market” equity offering during the month of December 2020;
•Amended its export credit facilities to defer $0.8 billion of principal amortization due before April 2022 and to waive financial covenants through at least the end of the third quarter of 2022;
•Received approvals from its export credit agencies (ECAs) to defer an additional $0.4 billion of principal amortization due before April 2022 which are expected to be completed in Q1 2021;
•Amended over $4.9 billion of commercial bank facilities to provide covenant waivers through the end of the third quarter of 2022 and to reset covenant levels for the balance of 2022 and 2023.

The Company estimates its cash burn to be, on average, in the range of approximately $250 million to $290 million per month during a prolonged suspension of operations. This range includes all interest expenses, ongoing ship operating expenses, administrative expenses, hedging costs, expected necessary capital expenditures (net of committed financings in the case of newbuilds) and excludes changes in customer deposits, commissions, principal repayments, and fees and collateral postings related to financing and hedging activities. As the Company starts returning its fleet into service, it has (with respect to existing operations) and will incur incremental spend as it brings the ships out of their various levels of layup, returns the crew to the vessels, takes the necessary steps to ensure compliance with the recommended protocols and gears up its sales and marketing activities.

Liquidity and Financing Arrangements
As of December 31, 2020, the Company had liquidity of approximately $4.4 billion, including $3.7 billion in cash and cash equivalents and a $0.7 billion commitment from a 364-day facility.

The average monthly cash burn rate for the fourth quarter of 2020 was consistent with the previously announced range.

“We remain focused on improving our liquidity position, managing our operating expenditures and ensuring that our family of brands is ready for the return to service," noted Mr. Liberty. “We are well positioned to emerge competitively stronger and are eager to start delivering world class vacations – which we expect will lead back to compelling returns and a strong balance sheet.”

The Company noted that as of February 22, 2021, the expected debt maturities for 2021 are $0.4 billion (assuming completion of the remaining $0.4 billion in ECA ship principal amortization deferrals).

Net Interest expense for the first quarter of 2021 is expected to be in the range of $243 million to $247 million.

Capital Expenditures and Capacity Updates
The expected capital expenditures for 2021 are $2.1 billion. These expenditures are mainly driven by our newbuild projects which have committed financing. During 2021, the Company expects the delivery of Odyssey of the Seas and Silver Dawn during the first and fourth quarters, respectively.

Depreciation and amortization expenses for the first quarter of 2021 are expected to be approximately $310 million.

As it relates to 2022, the Company has two ship deliveries scheduled, both with committed financing: Wonder of the Seas and Celebrity Beyond. Excluding the newbuild deliveries, the capital expenditures for 2022 will depend on the Company’s schedule to return to service.

Since the suspension of operations and during 2020, the Company divested three ships from its fleet: Celebrity Xperience, Majesty of the

Seas and Empress of the Seas. The Company also divested three ships being used by its Pullmantur affiliate. Additionally, the Company announced it entered into a definite agreement to sell its Azamara brand which includes three vessels: Azamara Journey, Azamara Quest and Azamara Pursuit.

Fuel Expense
As of December 31, 2020, the Company had hedged approximately 40%, 23% and 5% of its total projected metric tons of fuel consumption for 2021, 2022 and 2023, respectively. The current suspension of the cruise operations due to the COVID-19 pandemic resulted in reductions to the forecasted fuel consumption. As of December 31, 2020, the Company had outstanding fuel swaps of 229,850 and 14,650 metric tons maturing in 2021 and 2022, respectively, that no longer hedge the forecasted fuel consumption. For 2021, 2022 and 2023, the annual average cost per metric ton of the fuel swap portfolio is approximately $435, $514, and $580, respectively.

Update on Bookings
Booking activity for the second half of 2021 is aligned with the Company’s anticipated resumption of cruising. Pricing on these bookings is higher than 2019 both including and excluding the dilutive impact of future cruise credits (FCCs).
While the brands are still in the process of opening for sale the remainder of their 2022/2023 seasons, first and second quarter 2022 sailings have been open for some time. Cumulative advance bookings for the first half of 2022 are within historical ranges and at higher prices. This was achieved with minimal sales and marketing spend which the Company believes highlights a strong long-term demand for cruising.

Since the last business update, approximately 75% of bookings made for 2021 are new and 25% are due to the redemption of FCCs and the “Lift & Shift” program. The Company continues to provide guests on suspended sailings with the option to request a refund, to receive an FCC, or to “lift & shift” their booking to the following year.

As of December 31,2020, the Company had $1.8 billion in customer deposits of which 50% are related to FCCs. Since the suspension of operations, approximately 53% of the guests booked on cancelled sailings have requested cash refunds.

2021 Outlook
The Company’s operation is still subject to the impact of COVID-19. Consequently, the Company cannot reasonably estimate its financial or operational results. Notwithstanding the foregoing, the Company expects to incur a net loss on both a US GAAP and adjusted basis for its first quarter and the 2021 fiscal year, the extent of which will depend on many factors including the timing and extent of the return to service.

CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 10 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the Company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics

Adjusted (Loss) Earnings per Share (“Adjusted EPS”)
Represents Adjusted Net (Loss) Income attributable to Royal Caribbean Cruises Ltd. divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net (Loss) Income
Adjusted Net (Loss) Income represents net (loss) income less net income attributable to noncontrolling interest excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) asset impairment and credit losses recorded in 2020 as a result of the impact of COVID-19; (ii) equity investment impairment charges recorded in the first quarter of 2020 as a result of the impact of COVID-19; (iii) currency translation losses recognized in connection with the ships that were previously chartered to Pullmantur; (iv) the estimated cash refund expected to be paid to Pullmantur guests and other expenses incurred as part of the Pullmantur S.A. reorganization ; (v) restructuring charges incurred in relation to the reduction in our U.S. workforce in 2020, the reorganization of our global sales and marketing structure and other initiatives expenses; (vi) the amortization of non-cash debt discount on our convertible notes; (vii) loss on the extinguishment of debt; (viii) the amortization of the Silversea Cruises intangible assets resulting from the 2018 Silversea Cruises acquisition; (ix) the noncontrolling interest adjustment to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd.'s ("Heritage") prior to the July 2020 noncontrolling interest purchase; (x) the change in fair value in the Silversea Cruises contingent consideration; (xi) net insurance recoveries or costs related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas; and (xii) transaction costs related to the 2018 Silversea Cruises acquisition.

Available Passenger Cruise Days ("APCD")
Available Passenger Cruise Days is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and drydock days. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

For additional information see “Adjusted Measures of Financial Performance” below.

About Royal Caribbean Group
Royal Caribbean Group (NYSE: RCL) is the operating business name for Royal Caribbean Cruises Ltd. Royal Caribbean Group is the owner and operator of four global cruise vacation brands: Royal Caribbean International, Celebrity Cruises, Silversea Cruises and Azamara. Royal Caribbean Group is also a 50% owner of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. Together, our brands operate 61 ships with an additional 15 on order as of December 31, 2020. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2021 and beyond. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “look into,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” “considering”, and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the global incidence and spread of COVID-19, which has led to the temporary suspension of our operations and has had and will continue to have a material adverse impact on our business, liquidity and results of operations, or other contagious illnesses on economic conditions and the travel industry in general and the financial position and operating results of our Company in particular, such as: the current and potential additional governmental and self-imposed travel restrictions, the current and potential extension of the suspension of cruises and new additional suspensions, guest cancellations; our ability to obtain sufficient financing, capital or revenues to satisfy liquidity needs, capital expenditures, debt repayments and other financing needs; the effectiveness of the actions we have taken to improve and address our liquidity needs; the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; our ability to accurately estimate our monthly cash burn rate during the suspension of our operations; concerns over safety, health and security of guests and crew; any protocols we adopt across our fleet relating to COVID-19, such as those recommended by the Healthy Sail Panel, may be costly and less effective than we expect in reducing the risk of infection and spread of COVID-19 on our cruise ships; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; the incurrence of COVID-19 and other contagious diseases on our ships and an increase in concern about the risk of illness on our ships or when traveling to or from our ships, all of which reduces demand; unavailability of ports of call; growing anti-tourism sentiments and environmental concerns; changes in US foreign travel policy; the uncertainties of conducting business internationally and expanding into new markets and new ventures; our ability to recruit, develop and retain high quality personnel; changes in operating and financing costs; our indebtedness, any additional indebtedness we may incur and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; the impact of foreign currency exchange rates, interest rate and fuel price fluctuations; the settlement of conversions of our convertible notes, if any, in shares of our common stock or a combination of cash and shares of our common stock, which may result in substantial dilution for our existing shareholders; our expectation that we will not declare or pay dividends on our common stock for the near future; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs associated with protecting our systems and maintaining integrity and security of our business information, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations or governmental orders on our business; pending or threatened litigation, investigations and enforcement actions; the effects of weather, natural disasters and seasonality on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; the unavailability or cost of air service; and uncertainties of a foreign legal system as we are not incorporated in the United States.

In addition, many of these risks and uncertainties are currently heightened by and will continue to be heightened by, or in the future may be heightened by, the COVID-19 pandemic. It is not possible to predict or identify all such risks.

More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as our other filings with the SEC, and the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K, as updated by our Current Report on Form 8-K dated May 13, 2020, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.

A reconciliation to the most comparable US GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(unaudited)		(unaudited)

Passenger ticket revenues	$17,492	$1,784,458	$1,504,569	$7,857,057
Onboard and other revenues	16,647	732,955	704,236	3,093,604
Total revenues	34,139	2,517,413	2,208,805	10,950,661
Cruise operating expenses:
Commissions, transportation and other	1,993	377,287	344,625	1,656,297
Onboard and other	5,879	129,527	157,213	639,782
Payroll and related	94,793	280,027	788,273	1,079,121
Food	7,312	147,903	161,750	583,905
Fuel	43,740	178,190	371,015	697,962
Other operating	111,540	368,585	942,232	1,405,698
Total cruise operating expenses	265,257	1,481,519	2,765,108	6,062,765
Marketing, selling and administrative expenses	255,532	414,707	1,199,620	1,559,253
Depreciation and amortization expenses	318,029	321,762	1,279,254	1,245,942
Impairment and credit losses	211,866	—	1,566,380	—
Operating (Loss) Income	(1,016,545)	299,425	(4,601,557)	2,082,701
Other income (expense):
Interest income	5,280	5,194	21,036	26,945
Interest expense, net of interest capitalized	(273,089)	(94,756)	(844,238)	(408,513)
Equity investment (loss) income	(73,028)	60,587	(213,286)	230,980
Other (expense) income	(9,551)	10,024	(137,085)	(24,513)
	(350,388)	(18,951)	(1,173,573)	(175,101)
Net (Loss) Income	(1,366,933)	280,474	(5,775,130)	1,907,600
Less: Net income attributable to noncontrolling interest	—	7,338	22,332	28,713
Net (Loss) Income attributable to Royal Caribbean Cruises Ltd.	$(1,366,933)	$273,136	$(5,797,462)	$1,878,887

(Loss) Income Earnings per Share:
Basic	$(6.09)	$1.31	$(27.05)	$8.97
Diluted	$(6.09)	$1.30	$(27.05)	$8.95

Weighted-Average Shares Outstanding:
Basic	224,584	209,193	214,335	209,405
Diluted	224,584	209,767	214,335	209,930

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(unaudited)		(unaudited)

Comprehensive (Loss) Income
Net (Loss) Income	$(1,366,933)	$280,474	$(5,775,130)	$1,907,600
Other comprehensive income (loss):
Foreign currency translation adjustments	(15,352)	8,552	40,346	869
Change in defined benefit plans	(3,031)	3,296	(19,984)	(19,535)
Gain (Loss) on cash flow derivative hedges	148,149	136,802	38,010	(151,313)
Total other comprehensive income (loss)	129,766	148,650	58,372	(169,979)

Comprehensive (Loss) Income	(1,237,167)	429,124	(5,716,758)	1,737,621
Less: Comprehensive income attributable to noncontrolling interest	—	7,338	22,332	28,713
Comprehensive (Loss) Income attributable to Royal Caribbean Cruises Ltd.	$(1,237,167)	$421,786	$(5,739,090)	$1,708,908

STATISTICS(1)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Passengers Carried	34,069	1,607,561	1,295,144	6,553,865
Passenger Cruise Days	44,094	11,057,419	8,697,893	44,803,953
APCD	102,900	10,401,177	8,539,903	41,432,451
Occupancy	42.9%	106.3%	101.9%	108.1%

(1) Due to the three-month reporting lag, we include Silversea Cruises' results of operations from June 30 through September 30 for the quarters ended December 31, 2020 and 2019 and from October 1 through September 30 for the twelve months ended December 31, 2020 and 2019.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	December 31,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,684,474	$243,738
Trade and other receivables, net of allowances of $3,867 and $5,635 at December 31, 2020 and December 31, 2019, respectively	284,149	305,821
Inventories	118,703	162,107
Prepaid expenses and other assets	154,339	429,211
Derivative financial instruments	70,082	21,751
Total current assets	4,311,747	1,162,628
Property and equipment, net	25,246,595	25,466,808
Operating lease right-of-use assets	599,985	687,555
Goodwill	809,480	1,385,644
Other assets, net of allowances of $81,580 and $0 at December 31, 2020 and December 31, 2019, respectively	1,497,380	1,617,649
Total assets	$32,465,187	$30,320,284

Liabilities, redeemable noncontrolling interest and shareholders' equity
Current liabilities
Current portion of long-term debt	$961,768	$1,186,586
Commercial paper	409,319	1,434,180
Current portion of operating lease liabilities	102,677	96,976
Accounts payable	353,422	563,706
Accrued interest	252,668	70,090
Accrued expenses and other liabilities	615,750	1,078,345
Derivative financial instruments	56,685	94,875
Customer deposits	1,784,832	3,428,138
Total current liabilities	4,537,121	7,952,896
Long-term debt	17,957,956	8,414,110
Long-term operating lease liabilities	563,876	601,641
Other long-term liabilities	645,565	617,810
Total liabilities	23,704,518	17,586,457
Redeemable noncontrolling interest	—	569,981
Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 265,198,371 and 236,547,842 shares issued, December 31, 2020 and December 31, 2019, respectively)	2,652	2,365
Paid-in capital	5,998,574	3,493,959
Retained earnings	5,562,775	11,523,326
Accumulated other comprehensive loss	(739,341)	(797,713)
Treasury stock (27,799,775 and 27,746,848 common shares at cost, December 31, 2020 and December 31, 2019, respectively)	(2,063,991)	(2,058,091)
Total shareholders' equity	8,760,669	12,163,846
Total liabilities, redeemable noncontrolling interest and shareholders’ equity	$32,465,187	$30,320,284

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	December 31,
	2020	2019
	(unaudited)
Operating Activities
Net (Loss) Income	$(5,775,130)	$1,907,600
Adjustments:
Depreciation and amortization	1,279,254	1,245,942
Impairment and credit losses	1,566,380	—
Net deferred income tax (benefit) expense	(8,791)	7,745
Loss (gain) on derivative instruments not designated as hedges	49,316	(1,431)
Share-based compensation expense	39,779	75,930
Equity investment loss (income)	213,286	(230,980)
Amortization of debt issuance costs	89,442	31,991
Amortization of debt discounts and premiums	66,776	31,616
Loss on extinguishment of secured senior term loan	41,109	6,326
Change in fair value of contingent consideration	(45,126)	18,400
Recognition of deferred currency translation adjustment loss on sale of assets	69,044	—
Changes in operating assets and liabilities:
Decrease (increase) in trade and other receivables, net	121,055	(9,898)
Decrease (increase) in inventories	27,077	(8,533)
Decrease in prepaid expenses and other assets	295,876	15,669
(Decrease) increase in accounts payable	(133,815)	75,281
Increase (decrease) in accrued interest	182,578	(4,460)
(Decrease) increase in accrued expenses and other liabilities	(180,479)	96,490
(Decrease) increase in customer deposits	(1,643,560)	280,139
Dividends received from unconsolidated affiliates	2,215	150,177
Other, net	12,061	28,362
Net cash (used in) provided by operating activities	(3,731,653)	3,716,366

Investing Activities
Purchases of property and equipment	(1,965,131)	(3,024,663)
Cash received on settlement of derivative financial instruments	15,874	7,621
Cash paid on settlement of derivative financial instruments	(161,335)	(68,836)
Investments in and loans to unconsolidated affiliates	(100,609)	(25,569)
Cash received on loans to unconsolidated affiliates	21,086	32,870
Proceeds from the sale of property and equipment	27,796	—
Other, net	(16,247)	(12,829)
Net cash used in investing activities	(2,178,566)	(3,091,406)

Financing Activities
Debt proceeds	13,547,189	3,525,564
Debt issuance costs	(374,715)	(50,348)
Repayments of debt	(3,845,133)	(4,060,244)
Proceeds from issuance of commercial paper notes	6,765,816	26,240,540
Repayments of commercial paper notes	(7,837,635)	(25,613,111)
Purchase of treasury stock	—	(99,582)

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	December 31,
	2020	2019
	(unaudited)
Dividends paid	(326,421)	(602,674)
Proceeds from common stock issuances	1,431,375	—
Other, net	(10,688)	(10,516)
Net cash provided by (used in) financing activities	9,349,788	(670,371)
Effect of exchange rate changes on cash	1,167	1,297
Net increase (decrease) in cash and cash equivalents	3,440,736	(44,114)
Cash and cash equivalents at beginning of year	243,738	287,852
Cash and cash equivalents at end of year	$3,684,474	$243,738
Supplemental Disclosures
Cash paid during the year for:
Interest, net of amount capitalized	$418,164	$246,312
Non-Cash Investing Activities
Purchases of property and equipment included in accrued expenses and other liabilities	$16,189	$86,155
Notes receivable issued upon sale of property and equipment	$53,419	$—
Non-Cash Financing Activities
Acquisition of Silversea Cruises non-controlling interest	$592,313	$—
Termination of Silversea Cruises contingent consideration obligation	$16,564	$—
Common stock issuances pending cash settlement and included in trade receivables	$121,352	$—

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net (Loss) Income and Adjusted (Loss) Earnings per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net (Loss) Income attributable to Royal Caribbean Cruises Ltd.	$(1,366,933)	$273,136	$(5,797,462)	$1,878,887
Adjusted Net (Loss) Income attributable to Royal Caribbean Cruises Ltd.	(1,127,242)	297,427	(3,924,579)	2,002,847
Net Adjustments to Net (Loss) Income attributable to Royal Caribbean Cruises Ltd. - Increase	$239,691	$24,291	$1,872,883	$123,960
Adjustments to Net (Loss) Income attributable to Royal Caribbean Cruises Ltd.:
Impairment and credit losses (1)	$211,866	$—	$1,566,380	$—
Equity investment impairment (2)	—	—	39,735	—
Recognition of deferred currency translation adjustment loss on sale of assets (3)	—	—	69,044	—
Convertible debt amortization of debt discount (4)	24,612	—	46,546	—
Pullmantur reorganization settlement (5)	—	—	21,637	—
Oasis of the Seas incident, Grand Bahama's drydock write-off and other incidental expenses (6)	—	6,932	(1,938)	35,239
Loss on extinguishment of debt (7)	—	—	41,109	6,326
Change in the fair value of contingent consideration and amortization of Silversea Cruises intangible assets related to Silversea Cruises acquisition (8)	2,105	10,769	(33,814)	30,675
Restructuring charges and other initiatives expense (9)	1,108	13,707	51,853	13,707
Transaction and integration costs related to the Silversea Cruises acquisition (8)	—	—	—	2,048
Noncontrolling interest adjustment (10)	—	(7,117)	72,331	35,965
Net Adjustments to Net (Loss) Income attributable to Royal Caribbean Cruises Ltd. - Increase	$239,691	$24,291	$1,872,883	$123,960

(Loss) Earnings per Share - Diluted	$(6.09)	$1.30	$(27.05)	$8.95
Adjusted (Loss) Earnings per Share - Diluted	(5.02)	1.42	(18.31)	9.54
Net Adjustments to (Loss) Earnings per Share - Increase	$1.07	$0.12	$8.74	$0.59

Adjustments to (Loss) Earnings per Share:
Impairment and credit losses (1)	$0.94	$—	$7.31	$—
Equity investment impairment (2)	—	—	0.19	—
Recognition of deferred currency translation adjustment loss on sale of assets (3)	—	—	0.32	—
Convertible debt amortization of debt discount (4)	0.12	—	0.22	—
Pullmantur reorganization settlement (5)	—	—	0.10	—
Oasis of the Seas incident, Grand Bahama's drydock write-off and other incidental expenses (6)	—	0.03	(0.01)	0.17
Loss on extinguishment of debt (7)	—	—	0.19	0.03
Change in the fair value of contingent consideration and amortization of Silversea Cruises intangible assets related to Silversea Cruises acquisition (8)	0.01	0.05	(0.16)	0.15

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net (Loss) Income and Adjusted (Loss) Earnings per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Restructuring charges and other initiatives expense (9)	—	0.07	0.24	0.07
Transaction and integration costs related to the Silversea Cruises acquisition (8)	—	—	—	0.01
Noncontrolling interest adjustment (10)	—	(0.03)	0.34	0.17
Net Adjustments to (Loss) Earnings per Share - Increase	$1.07	$0.12	$8.74	$0.59

Weighted-Average Shares Outstanding - Diluted	224,584	209,767	214,335	209,930

(1)    Represents asset impairment and credit losses recorded in 2020 as a result of the impact of COVID-19.
(2)    Represents equity investment asset impairment, primarily for our investment in Grand Bahama Shipyard, recorded in the first quarter of 2020 as a result of the impact of COVID-19.
(3)    Represents currency translation losses recognized in connection with the ships sold in 2020 that were previously chartered to Pullmantur.
(4)    Represents the amortization of non-cash debt discount on our convertible notes.
(5)    Represents estimated cash refunds expected to be paid to Pullmantur guests and other expenses incurred as part of the Pullmantur S.A. reorganization.
(6)    In 2020, amount includes net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas. In 2019, amount includes incidental costs, net of insurance recoveries of $14.5 million related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas, which were reported primarily within Other operating expenses in our consolidated statements of comprehensive income (loss) for the year ended December 31, 2019; and $20.7 million regarding the Grand Bahama incident involving one of its drydocks, included in Equity investment income within our consolidated statements of comprehensive income (loss) for the year ended December 31, 2019.
(7)    In 2020, represents the loss on the extinguishment of the $2.35 billion 364-day senior secured term loan. In 2019, represents the loss on the extinguishment of the $700 million 364-day loan related to the 2018 Silversea Cruises acquisition and the remaining balance of the unsecured term loan originally incurred in 2010 to purchase Allure of the Seas.
(8)    Related to the 2018 Silversea Cruises acquisition.
(9)    Represents restructuring charges incurred in relation to the reduction in our U.S. workforce and other initiatives expenses in 2020 and the reorganization of our international sales and marketing structure primarily in 2019.
(10)    Adjustment made to exclude the impact of the contractual accretion requirements associated with the put option held by Silversea Cruises Group Ltd.'s noncontrolling interest.